                                                                     Exhibit 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                             POLSTAR HOLDINGS, INC.



It is hereby certified that:

     FIRST: The present name of the corporation (hereinafter called the "Corporation") is: Polstar Holdings, Inc., which is the name under which the Corporation was originally incorporated; and the date of filing of the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is May 27, 1997.

     SECOND: The Corporation has not received any payment for any of its stock.

     THIRD: The certificate of incorporation of the Corporation is hereby amended by striking out Article First through Article Tenth thereof and by substituting in lieu of said Articles the following new
             Articles:

     FOURTH: The provisions of the certificate of incorporation of the Corporation, as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth:


                                   ARTICLE I

     The name of the corporation is "@ ENTERTAINMENT, INC." (hereinafter referred to as the "CORPORATION").

                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
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                                   ARTICLE IV

     SECTION 1. AUTHORIZED. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is ninety million two thousand five hundred (90,002,500), of which seventy million (70,000,000) shares are authorized for common stock, par value one cent (U.S. $0.01) per share ("Common Stock") and twenty million two thousand five hundred (20,002,500) shares are authorized for preferred stock, par value of one cent (U.S. $0.01) per share ("Preferred Stock"). The Common Stock and Preferred Stock shall have the voting rights, designations, preferences, qualifications, privileges, limitations, options and other rights as follows:

     SECTION 2. COMMON STOCK.

     A. VOTING RIGHTS.  The holders of Common Stock shall be entitled to one
(1) vote per share on all matters submitted to the shareholders of the Corporation.

     B. DIVIDEND PROVISIONS. The holders of shares of Common Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors.

     SECTION 3. PREFERRED STOCK. The Preferred Stock of the Corporation may be issued as a class, without series or, if so determined from time to time by the Board of Directors of the Corporation, in one or more series, each series to be expressly designated by a distinguishing number, letter or title. Except for the Series B Preferred Stock described below, the Preferred Stock, and each series thereof, shall have such voting powers and other rights, privileges, preferences and restrictions as shall be set forth in the resolutions of the Board of Directors providing for the issuance of such preferred stock. There is hereby expressly granted to the Board of Directors of the Corporation the authority to determine, fix, alter or revoke any and all of the rights, preferences, privileges and restrictions and other terms of the Preferred Stock and any series thereof, and the number of shares constituting any series and the designation thereof, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding, or to eliminate entirely any series if there no longer are any outstanding shares of such series (and, thereupon, the shares previously designated for such series shall become authorized but undesignated shares). In case the number of shares of any series shall be so decreased, the shares constituting such shall resume the status they had prior to the adoption of the resolution originally setting forth the number of shares of such series.


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     Two thousand five hundred (2,500)  of the authorized shares of Preferred
Stock are hereby designated the "Series B Preferred Stock."

     A. VOTING RIGHTS. Except as otherwise required by law, the shares of Series B Preferred Stock shall be entitled to vote on an equal basis together with the shares of Common Stock and not as a separate class or series or sub-series at any annual or special meeting of the stockholders of the Corporation, or may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series B Preferred Stock shall be entitled to such number of votes for the Series B Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the number of shares (rounded to the nearest whole share) of Common Stock into which all shares of Series B Preferred Stock held by such holder are convertible on such date.

     B. DIVIDEND PROVISIONS. The holders of shares of Series B Preferred Stock shall not be entitled to receive dividends.

     C. REDEMPTION.

     (1) MANDATORY REDEMPTION. on March 31, 2004, the Corporation shall be required to redeem the Series B Preferred Stock (the "Series B Redemption Date").

     (2) OPTIONAL REDEMPTION. At the option of the Corporation, the Series B Preferred Stock may be redeemed at any time, in whole or in part. Prior to the date set for redemption of the Series B Preferred Stock pursuant to this
Section 3(C)(2), the holders of any shares thereof shall have the option to convert their shares into Common Stock in accordance with Section 3(D). The Corporation shall exercise said option by providing notice of redemption in accordance with Article IV, Section 3(C)(4).

     (3) REDEMPTION PRICE. The redemption price per share of Series B Preferred Stock to be paid upon a redemption under this Section 3(C) shall be equal to ten thousand dollars (U.S. $10,000) (the "Series B Redemption Price"). The Series B Redemption Price shall be adjusted proportionately in the event the Series B Preferred Stock is adjusted into a lesser number of shares or subdivided into a greater number of shares. The Series B Redemption Price shall be paid in cash.

     (4) REDEMPTION NOTICE. Notice of any redemption pursuant to this Section 3(C), shall be given by the Corporation by mailing notice (the "Series B Redemption Notice"), via registered or certified mail, postage prepaid, or by hand delivery to the holders of record of the Series B Preferred Stock (as the close of business on the business day next preceding the day on which the Series B Redemption Notice is given) at their respective addresses as the same shall appear on the stock books of the Corporation, not less than 3 days nor more than 60 days prior


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to the date of such redemption and the Series B Redemption Notice shall state the time and place fixed for such redemption.

        (5) SURRENDER OF CERTIFICATES. Upon surrender of a certificate or certificates representing shares to be redeemed pursuant to this Section 3(C), the Corporation shall remit an amount equal to the product of, (i) the Series B Redemption Price, times (ii) the number of shares of the Series B Preferred Stock to be redeemed. If fewer than all of the shares represented by any such certificate or certificates presented for redemption are to be redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder. If so required by the Corporation, any certificate for Series B Preferred Stock surrendered for redemption shall be accompanied by instruments of transfer, duly executed by the holder of such Series B Preferred Stock or his duly authorized representative.

        (6) Rights After the Series B Redemption Date. From and after the close of business on the Series B Redemption Date, unless there shall have been a default in the payment of the redemption price, all rights of holders of shares of Series B Preferred Stock redeemed pursuant to Section 3(C) shall cease with respect to such shares, and thereafter such shares shall not be deemed to be outstanding for any purposes whatsoever.

        (7) Cancellation of Redeemed Shares. Any shares of Series B preferred Stock that shall at any time have been redeemed or repurchased by the Corporation shall, after such redemption or repurchase, be cancelled by the Corporation and shall not be available for reissuance.

     D. CONVERSION RIGHTS.

        (1) Conversion Ratio. Subject to and in compliance with the provisions of this Section 3(D), each holder of outstanding shares of Series B Preferred Stock shall have the right at any time, or from time to time, prior to March 31, 2004, at such holder's option, without charge by the Corporation to such holder, to convert such shares of Series B Preferred Stock into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) equal to the then applicable Conversion Ratio (as defined below) multiplied by the number of shares of Series B Preferred Stock to be converted pursuant to this Section 3(D). The Conversion Ratio per share of Series B Preferred Stock shall be 1,944.80 shares of Common Stock for each share of Series B Preferred Stock, subject to adjustment from time to time as provided in Sections 3(D)(4) and 3(D)(5).

        (2) Automatic Conversion.  Notwithstanding any other provision of this
Section 3(D), each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable Conversation Ratio for such shares of Series B Preferred Stock (i) simultaneously with the closing (the "IPO Closing") of an underwritten public offering of shares to be listed on the New York Stock Exchange or the American Stock Exchange, or to be quoted on the National Association of Securities Dealers Automated Quotation System or the


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National Market System of the National Association of Securities Dealers
pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale to the public of at least twenty percent (20%) of the Common Stock of the Corporation outstanding immediately after the IPO Closing or (ii) immediately prior to the closing of a merger or consolidation of the Corporation with or into another corporation or entity which is not an affiliate of the Corporation. For purposes of this Section 3(D)(2), "affiliate of the Corporation" shall mean any person or entity that controls, is controlled by or is under common control with the Corporation.

     (3) De Minimis Conversion. At no time shall any holder of outstanding shares of Series B Preferred Stock convert less than twenty-five percent (25%) of the total number of authorized shares of Series B Preferred Stock into shares of Common Stock pursuant to this Section 3(D), provided, however, if at any time a holder of Series B Preferred Stock holds less than twenty-five percent (25%) of the total number of authorized shares of Series B Preferred Stock, such holder shall have the right to convert all such holder's shares of Series B Preferred Stock into Common Stock.

     (4) Anti-Dilution. If at any time, or from time to time, the Corporation shall declare and pay on or in respect of, Common Stock any dividend payable in Common Stock or subdivide the outstanding number of shares of Common Stock into a greater number of shares, or contract the number of outstanding shares of Series B Preferred Stock by combining such shares into a smaller number of shares of Series B Preferred Stock, the Conversion Ratio in effect at the time of the taking of a record for such dividend or the taking of such other action shall be proportionately increased as of such time;

     (5) Anti-Dilution. If at any time, or from time to time, the Corporation shall reduce the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, or subdivide the outstanding shares of Series B Preferred Stock into a greater number of shares of Series B Preferred Stock, the Conversion Ratio in effect at the time of the taking of any such action shall be proportionately decreased as of such time;

     (6) Merger, Consolidation or Reclassification. If the Corporation shall consolidate with or merge into any corporation (other than a merger or consolidation referred to in clause (ii) of Section 3(D)(2)) or reclassify its outstanding Common Stock, each share of Series B Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property of the Corporation, or of the entity resulting from such consolidation or merger, to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series B Preferred Stock would have been entitled upon such consolidation or merger or reclassification, had the holder of such share of Series B Preferred Stock exercised his right of conversion and had such shares been issued and outstanding and had such holder been the holder of record of such shares of Common Stock at the time of such consolidation, merger or reclassification; and the Corporation shall make lawful provision therefor as part of such consolidation, merger or reclassification;


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     (7) Conversion Notice.  In order to exercise his conversion privilege, the holder of any Series B Preferred Stock to be converted into Common Stock shall present and surrender the certificate representing such Series B Preferred
Stock during usual business hours at any office or agency of the Corporation and shall deliver a written notice of the election of such holder to convert the shares represented by such certificate or any portion thereof specified in such notice, and shall fix a date for conversion which is not less than five nor more than ten days ("conversion date") from the date of the notice. Such notice shall also specify the name or names (with addresses) in which the certificate or certificates representing the Common Stock which shall be issuable on such conversion shall be issued. If so required by the Corporation, any certificate for Series B Preferred Stock surrendered for conversion into Common Stock shall be accompanied by instruments of transfer, duly executed by the holder of such Series B Preferred Stock or his duly authorized representative. Each conversion of Series B Preferred Stock into Common Stock shall be deemed to have been effected on the conversion date provided for in such notice, provided that the certificates representing the Series B Preferred Stock, and any required instruments of transfer, shall have been received by the Corporation as aforesaid, and thereafter the person or persons in whose name or names any certificate or certificates representing Common Stock which shall be issuable on such conversion shall be deemed to have become, immediately prior to the close of business on the conversion date, the holder or holders of record of the Common Stock represented thereby;

     (8) Lapse of Rights on Redemption. In case any of the Series B Preferred Stock shall have been redeemed by the Corporation, such rights of conversion shall cease and terminate with respect to such shares so redeemed unless default shall have been made in the payment of the redemption price on the date fixed for the redemption of such shares;

     (9) Corporation's Obligation. As promptly as practicable after the presentation and surrender for conversion into Common Stock, as herein provided, of any certificate representing any Series B Preferred Stock, after the conversion date, the Corporation shall issue and deliver to or upon the written order of the holder thereof, certificates representing the number of shares of Common Stock issuable upon such conversion. In case any certificates representing Series B Preferred Stock shall be surrendered for conversion of only a part of the shares represented thereby into Common Stock, the Corporation shall also deliver to or upon the written order of the holder thereof, a certificate or certificates representing the number of shares of Series B Preferred Stock represented by such surrendered certificate which are not being converted. The issuance of certificates representing Common Stock issuable upon conversion of Series B Preferred Shares shall be made without charge by the Corporation to the converting holder including, without limitation, charges for any tax imposed on the Corporation with respect to the issuance thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall


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have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid;

     (10) Rights of Converted Shares. All Series B Preferred Stock which shall have been surrendered for conversion into Common Stock as herein provided upon the conversion date shall no longer be deemed to be outstanding, and all rights of the holders of such surrendered shares including the rights, if any, to receive dividends, proceeds from redemption or liquidation and notices and to vote, shall thereupon cease and terminate, except only the right of the holders thereof to receive Common Stock in exchange therefor;

     (11) Conversion Adjustment. If applicable, whenever the Conversion Ratio is adjusted, as herein provided or as provided in the appropriate amendment to this Certificate of Incorporation, the Corporation shall promptly file with the transfer agent, if any, for the Common Stock of the Corporation a statement signed by the Chief Executive Officer or a Vice President or the Secretary or the Treasurer setting forth the adjusted Conversion Ratio determined as so provided. Such statement shall set forth in reasonable detail such facts as may be necessary to show the reason for and the manner of computing such adjustment; and

     (12) No Reissuance. Upon conversion of any shares of Series B Preferred Stock into Common Stock, such shares of Series B Preferred Stock so converted shall be canceled and shall not be reissued.

     (13) No Fractional Shares. No fractional shares or securities representing fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of Series B Preferred Stock shall be paid in cash (computed to the nearest cent). Consideration paid for each fractional share shall be an amount equal to (i) the amount resulting from dividing (x) the fraction for such fractional share by (y) the Conversion Ratio, multiplied by (ii) the Series B Redemption Price.

     SECTION 4. LIQUIDATION PREFERENCES OF PREFERRED STOCK.

     A. ORDER OF DISTRIBUTION. Subject to Section 4(B), upon the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provisions for the payment of the debts and other liabilities of the Corporation, the assets then available for distribution to the shareholders shall be distributed as follows:

     (1) First to the holders of the Series B Preferred Stock, to the extent available, in an amount equal to $10,000.00 per share (the "Series B Liquidation Preference"), but if the funds available therefor are insufficient, then to the holders of Series B Preferred Stock on a pro-rata basis in accordance with the number of shares held by each holder.


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     (2) After distribution in accordance with clause (1) above, all remaining assets available for distribution to the shareholders shall be distributed to the holders of shares of the outstanding Common Stock on a pro rata basis in accordance with the number of shares held by each holder.


     B. DISTRIBUTIONS AFTER IPO CLOSING. Upon the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation that occurs after the IPO Closing, after payment or provisions for the payment of the debts and other liabilities of the Corporation, the assets then available for distribution to the shareholders shall be distributed as follows: first, an amount equal to the aggregate Series B Liquidation Preference for all outstanding shares of Series B Preferred Stock shall be distributed pro rata among all holders of the Series B Preferred Stock based on the number of shares held by each holder; and second, all remaining assets available for distribution to the shareholders shall be distributed to the holders of the outstanding Common Stock on a pro rata basis in accordance with the number of shares held by each holder.

     C. ADJUSTMENTS TO LIQUIDATION PREFERENCE. Notwithstanding the foregoing, the Series B Liquidation Preference, as the case may be, shall be adjusted proportionately in the event that the number of shares of such series of preferred stock is adjusted into a lesser number of shares or adjusted into a greater number of shares.

                                   ARTICLE V

     The Board of Directors shall have the power to adopt, amend and repeal the Bylaws of the Corporation (except so far as the Bylaws of the Corporation adopted by the stockholders shall otherwise provide). Any Bylaws adopted by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, Sections 1(c), 5 and 7 of Article II, Section 2 of Article III and Article VII of the Bylaws of the Corporation, as originally adopted by the directors, shall not be amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, unless such amendment, repeal or newly adopted provision is approved by not less than a two-thirds (2/3) vote of the Continuing Directors (as defined in ARTICLE VIII).

                                   ARTICLE VI

     A. The Corporation shall indemnify to the fullest extent permitted by the General Corporation Law of Delaware any person who has been made, or is threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that the person is or was a director or officer of the Corporation, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to an employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director


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or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. In addition, the Corporation shall pay for or reimburse any expenses incurred by such persons who are parties to such proceedings, in advance of the final disposition of such proceedings, to the fullest extent permitted by the General Corporation Law of Delaware.

     B. Neither any amendment nor repeal of this ARTICLE VI, nor the adoption of any provisions of this Certificate of Incorporation inconsistent with this
ARTICLE VI, shall eliminate or reduce the effect of this ARTICLE VI in respect of any matter occurring or arising or that, but for this ARTICLE VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VII

     A. The business and affairs of the Corporation shall be managed by the Board of Directors of the Corporation.

     B. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof relating to the rights of the holders of Preferred Stock to elect directors under specified circumstances, the number of the directors of Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. From and after the effective date of the Corporation's initial public offering (the "EFFECTIVE DATE") pursuant to the Securities Act of 1933, as amended, the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Corporation, the first class to be originally elected for a term expiring at the annual meeting of stockholders to be held in the first year following the Effective Date, the second class to be originally elected for a term expiring at the annual meeting of stockholders to be held in the second year following the Effective Date, and the third class to be originally elected for a term expiring at the annual meeting of stockholders to be held in the third year following the Effective Date, with each class to hold office until its respective successors are duly elected and qualified. At each annual meeting of the stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their elections.

     C. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     D. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly-created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the


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remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     E. Subject to the rights of any Preferred Stock to elect directors under specified circumstances, any director may be removed from office only with cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that if the Continuing Directors shall have adopted, by not less than a two-thirds (2/3) vote of such Continuing Directors, a resolution approving the removal of any director and have determined to recommend such removal for approval by the holders of stock entitled to vote thereon, then such director may be removed from office with or without cause upon the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon, voting together as a single class. For purposes of paragraph (E) of this ARTICLE VII, "cause" shall mean (1) dishonesty or fraud resulting in damage to the business of the Corporation or any of its subsidiaries; (2) embezzlement or theft of assets of the Corporation or any of its subsidiaries; (3) competing with the Corporation or aiding a competitor of the Corporation or any of its subsidiaries to the detriment of the Corporation or any of its subsidiaries; (4) conduct of an illegal or criminal nature under the laws of the United States, Poland, the United Kingdom, or any political subdivision thereof; (5) conduct or activities that, as determined by the Corporation in the reasonable exercise of its discretion, is injurious to the reputation or affairs of the Corporation or any subsidiary; (6) violation, as determined by the Corporation in the reasonable exercise of its discretion, of any applicable polices and procedures set forth in the Corporation's policy manual as established from time to time; or (7) any other willful misconduct by the Director which, as determined by the Corporation in the reasonable exercise of its discretion, is materially injurious to the Corporation, monetarily or otherwise.

     F. To the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation with respect to any act or omission occurring prior to the time of such repeal or modification.

     G. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this ARTICLE VII; provided, however, that if the Continuing Directors (as defined in ARTICLE VIII) shall have adopted, by not less than a two-thirds (2/3) vote of such Continuing Directors, a resolution approving the amendment or repeal proposal and have determined to recommend it for approval by the holders of stock entitled to vote thereon, then the vote required shall be the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon.

                                  ARTICLE VIII

     A. In addition to any affirmative vote required by law, this Certificate of Incorporation, any resolution or resolutions adopted by the Board of Directors pursuant to its authority under ARTICLE IV of this Certificate of Incorporation, any agreement with any national securities exchange or otherwise, any Business Combination involving the Corporation or any Subsidiary and any Related Person or any Affiliate or Associate of a Related Person shall be


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subject to approval or authorization in the manner provided by this ARTICLE
VIII. Certain capitalized terms used herein are defined in paragraph (D) of this ARTICLE VIII.

     B. Except as otherwise expressly provided in paragraph (C) of this ARTICLE VIII, no Business Combination shall be consummated or effected, either directly or indirectly, unless such Business Combination shall have been approved or authorized by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the shares of Voting Stock which are not Beneficially Owned by any Related Person or an Affiliate or Associate of such Related Person, voting together as a single class (it being understood for purposes of this ARTICLE VIII, each share of Voting Stock shall have one vote, notwithstanding any provision contained in ARTICLE IV to the contrary), notwithstanding the fact that no vote for such transaction or approval by some lesser percentage of stockholders may be required or specified by law, this Certificate of Incorporation, any resolution or resolutions adopted by the Board of Directors of the Corporation pursuant to its authority under ARTICLE IV of this Certificate of Incorporation, any agreement with any national securities exchange or otherwise.

     C. The approval or authorization of any Business Combination in the manner provided for by paragraph (B) of this ARTICLE VIII shall not be required if all the conditions specified in either paragraph (C)(1) or paragraph (C)(2) of this
ARTICLE VIII are satisfied:

        (1) such Business Combination shall have been expressly approved by not less than two-thirds (2/3) of the Continuing Directors, either in advance of or subsequent to a Related Person having become a Related Person; or

        (2) all of the conditions specified in the following clauses shall have been met:

               (a) the Fair Market Value as of the Consummation Date of the consideration to be received per share of each class or series of Capital Stock by Disinterested Stockholders in the Business Combination is not less than the Highest Per Share Price (it being understood that the provisions of this subparagraph (C)(2)(a) shall be required to be met with respect to every class or series of the outstanding Capital Stock, whether or not the Related Person has previously acquired any shares of a particular series or class of Capital Stock); and

               (b) the form of consideration to be received by Disinterested Stockholders in the Business Combination shall be United States currency or the form of consideration used by the Related Person in acquiring the largest aggregate number of shares of the Capital Stock that such Related Person has previously acquired; and

               (c) after such Related Person has become a Related Person and prior to the Consummation Date: (1) except as approved by not less than two-thirds (2/3) of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) due on the outstanding Capital Stock; and (2) such Related Person shall have not become the Beneficial Owner of any additional


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

shares of Voting Stock except as part of the transaction which results in such Related Person becoming a Related Person; and

               (d) after such Related Person has become a Related Person, such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or tax advantages provided by the Corporation or any Subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise; and

               (e) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Act as then in effect shall have been mailed to all Disinterested Stockholders at least thirty
(30) days prior to the date of the stockholders' meeting at which such Business Combination is to be considered (whether or not a proxy or information statement is required to be mailed pursuant to the Act) and such proxy or information statement shall have contained at the front thereof, in a prominent place, such recommendations and other relevant information concerning the Business Combination as a majority of the Continuing Directors may determine so to include.

     D. For the purposes of this ARTICLE VIII:

        (1) The term "Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any similar United States statute enacted to supersede or supplement the Act.

        (2) The term "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 under the Act, as in effect on June 1, 1997, and shall include any Person that, after giving effect to a Business Combination, would become an Affiliate.

        (3) The term "Announcement Date" shall mean the date of the first public announcement of a proposed Business Combination.

        (4) The term "Associate" shall have the meaning ascribed to it in Rule 12b-2, under the Act as in effect on June 1, 1997 (the term "registrant," as used in such Rule 12b-2, meaning in this case the Corporation), and shall include any Person that, after giving effect to a Business Combination, would become an Associate.

        (5) The terms "Beneficial Owner" or "Beneficially Owned" shall mean, or refer to stock ownership by, any person who beneficially owns any Voting Stock within the meaning ascribed in Rule 13d-3 under the Act as in effect on June 1, 1997 or who has the right to acquire any such beneficial ownership (whether or not such right is exercisable immediately, with the passage of time or subject to any condition) pursuant to any agreement, contract, arrangement or understanding or upon the exercise of any conversion, exchange or other right, warrant or option, or otherwise. A Person shall be deemed the Beneficial Owner of all Capital Stock of which any Affiliate or Associate of such Person is the Beneficial Owner.

     (6) The term "Business Combination" shall mean any: (a) merger or consolidation of the Corporation or a Subsidiary with or into a Related Person or any other corporation which is, or after such merger or consolidation would be, an Affiliate or Associate of a Related Person; (b) sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Related Person or any Affiliate or Associate of any Related Person, of all or any Substantial Amount of the assets of the Corporation, one or more Subsidiaries, or the Corporation and one or more Subsidiaries, other than in the ordinary course of business; (c) adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person or any Affiliate or Associate of any Related Person; (d) sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to the Corporation, one or more Subsidiaries, or the Corporation and one or more Subsidiaries (in one transaction or a series of transactions) of all or any Substantial Amount of the assets of a Related Person or any Affiliate or Associate of any Related Person, other than in the ordinary course of business;
(e) issuance, pledge or transfer of securities of the Corporation, one or more Subsidiaries, or the Corporation and one or more Subsidiaries (in one transaction or a series of transactions) to or with a Related Person or any Affiliate or Associate of any Related Person in exchange for a Substantial Amount of cash, securities or other property (or a combination thereof), except any issuance, pledge or transfer of such securities to any such Person if such Person is acting as an underwriter with respect to such securities; (f) reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, any merger or consolidation of the Corporation with or into one or more Subsidiaries, or any other transaction that would have the effect, either directly or indirectly, of increasing the voting power or the proportionate share of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly Beneficially Owned by any Related Person or any Affiliate or Associate of any Related Person; (g) agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination; and
(h) any series of transactions that not less than two-thirds (2/3) of the Continuing Directors determine are related and, if taken together, would constitute a Business Combination under this definition of Business Combination

     (7) The term "Capital Stock" shall mean all capital stock of any class of the Corporation authorized to be issued from time to time under this Certificate of Incorporation whether now or hereafter outstanding.

     (8) The term "Consummation Date" shall mean the date of the consummation of a Business Combination.

     (9) The term "Continuing Director" shall mean any member of the Board of Directors of the Corporation who is not the Related Person, and not an Affiliate, Associate, representative or nominee of the Related Person or of such an Affiliate or Associate, that is


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

involved in the relevant Business Combination, and (a) was a member of the Board of Directors prior to the Determination Date with respect to such Related Person or (b) whose initial election as a director of the Corporation succeeds a Continuing Director and was recommended by a majority vote of the Continuing Directors then in office; provided, that in either case, such Continuing Director shall have continued in office after becoming a Continuing Director.

     (10) The term "Determination Date" shall mean the date and time at which a Person became a related Person.

     (11) The term "Disinterested Stockholder" shall mean a holder of shares of a particular class or series of Capital Stock who is not (a) a Related Person with or for the benefit of whom a Business Combination is proposed to be consummated or (b) an Affiliate or Associate of such Related Person.

     (12) The term "Fair Market Value" shall mean: (a) in the case of United States currency, the amount thereof; (b) in the case of stock and other securities, the highest closing sales price during the 30-day period immediately preceding the date in question of a share or trading unit of such stock or security on the Composite Tape for New York Stock Exchange-- Listed Stocks, or, if such stock or security is not listed on the New York Stock Exchange, on the principal United States securities exchange registered under the Act on which such stock or security is listed, or, if such stock or security is not listed on any such securities exchange, the highest closing sale price or bid quotation with respect to a share or trading unit of such stock or security during the 30-day period on the National Association of Securities Dealers, Inc. Automated Quotations System or any successor system or, if no such quotations are available, the fair market value on the date in question of a share or trading unit of such stock or security as determined in good faith by a majority vote of the Continuing Directors; or (c) in the case of property other than cash, stock or other securities, the fair market value of such property on the date in question as determined in good faith by a majority vote of the Continuing Directors.

     (13) The term "Highest Per Share Price" shall mean, with respect to the consideration to be received per share of each class or series of Capital Stock by Disinterested Stockholders in any particular Business Combination, the higher of the following:

     (a) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Related Person in acquiring Beneficial Ownership of any of its holdings of such class or series of Capital Stock of the Corporation (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction or series of transactions in which the Related Person became a Related Person, whichever is higher; or

     (b) the Fair Market Value per share of the shares of Capital Stock being acquired in the Business Combination as of (1) the Announcement Date or (2) the date on which the Related Person became a Related Person, whichever is higher.

For the purposes of this paragraph (D)(13), (i) price deemed to have been paid by a Related Person for any shares of Capital Stock of which an Affiliate or Associate is the Beneficial Owner shall be the price which is the highest of the following: (1) the price paid upon the acquisition thereof by the relevant Affiliate or Associate (if any, and whether or not such Affiliate or Associate was an Affiliate or Associate at the time of such acquisition) or (2) the Fair Market Value of such Capital Stock as of the day when the Related Person became a Beneficial Owner thereof; (ii) in determining the Highest Per Share Price, all purchases by the Related Person shall be taken into account, regardless of whether the shares were purchased before or after the Related Person became a Related Person; (iii) a Person shall be deemed to have acquired a share of Capital Stock at the time when such Person became the Beneficial Owner thereof; and (iv) appropriate adjustments shall be made to reflect the relevant effect of any stock dividends, splits and distributions and any combination or reclassification of Capital Stock.

     (14) The phrase "consideration to be received" as used in subparagraph
(C)(2)(a) of this ARTICLE VIII shall include, without limitation, the shares of Common Stock or any other class or series of Capital Stock retained by the Disinterested Stockholders in the event of a Business Combination that is a merger or consolidation in which the Corporation is the surviving entity.

     (15) The term "Person" shall mean any individual, corporation, partnership or other entity, including any group comprised of any Person and any other Person or any Affiliate or Associate thereof with whom such Person or any Affiliate or Associate thereof has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting, or disposing of Voting Stock and each Person, and any Affiliate or Associate thereof, that is a member of such group.

     (16) The term "Related Person" shall mean any person who alone or together with any Affiliates or Associates is:

     (a) the Beneficial Owner, directly or indirectly, of an aggregate percentage of the Voting Stock equal to or exceeding ten percent (10%), or

     (b) an assignee of or otherwise has succeeded to the Beneficial Ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question Beneficially Owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended; provided, however, that the term "Related Person" shall not include: (x) the Corporation or any Subsidiary, all of the Capital Stock of or other ownership interest in which is directly or indirectly owned by the Corporation; (y) any Person whose acquisition of such aggregate percentage of Voting Stock was approved by not less than a two-thirds (2/3) vote of the Continuing Directors prior to such acquisition; or (z) any pension, profit sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee or fiduciary when acting in such capacity with respect to any such Plan.

     (17) The term "Subsidiary" shall mean any Person, a majority of any class of equity securities in which is owned, directly or indirectly, by the Corporation, one or more Subsidiaries, or the Corporation and one or more Subsidiaries.

     (18) The term "Substantial Amount" shall mean an amount of stock, securities or other assets or property having a Fair Market Value equal to ten percent (10%) or more of the Fair Market Value of the total consolidated assets of the Corporation and its Subsidiaries taken as a whole as of the end of the most recent fiscal year of the Corporation ended prior to the time as of which the determination is being made.

     (19) The term "Voting Stock" shall mean all outstanding shares of Common Stock of the Corporation and all other outstanding shares of Capital Stock, if any, entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by the holders of such shares of Common Stock and other Capital Stock voting as one class (it being understood that for purposes of this ARTICLE VIII, each share of Voting Stock shall have the number of votes granted to it in accordance with ARTICLE IV of this Certificate of Incorporation).

     E. The fact that any Business Combination complies with the provisions of paragraph (C)(2) of this ARTICLE VIII shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

     F. A two-thirds (2/3) majority of the Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this
ARTICLE VIII, on the basis of information known to them after reasonable inquiry, (i) whether a person is a Related Party, (ii) the number of shares of Voting Stock Beneficially Owned by any person, and (iii) whether a person is an Affiliate or Associate of another. A two-thirds (2/3) majority of the Continuing Directors of the Corporation shall have the further power to interpret all of the terms and provisions of this ARTICLE VIII.

     G. The affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the shares of Voting Stock which are not Beneficially Owned by any Related Person or any Affiliate or Associate of a Related Person shall be required to alter, amend or repeal, or adopt any provisions inconsistent with, the provisions set forth in this ARTICLE VIII; provided, however, that if the Continuing Directors shall have adopted, by not less than a two-thirds (2/3) vote of such

Continuing Directors, a resolution approving the amendment or repeal proposal and have determined to recommend it for approval by the holders of stock entitled to vote thereon, then the vote required shall be the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon.

                                   ARTICLE IX

     Any action required or permitted to be taken by the stockholders of the Corporation shall be effected at a duly called annual or special meeting of such holders and shall not be effected by a consent in writing of such holders; provided, however, that any action required to be taken by the stockholders of the Corporation may be effected by a consent to such action signed by the holders of the class of stock entitled to vote thereon if approved by not less than a two-thirds (2/3) vote of the Continuing Directors (as defined in ARTICLE
VIII). All such consents shall be filed with the corporate records of the Corporation. Except as otherwise required by law and subject to the rights of the holders of the Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer or any two directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with or repeal this ARTICLE IX; provided, however, that if the Continuing Directors shall have adopted, by not less than a two-thirds (2/3) vote of such Continuing Directors, a resolution approving the amendment or repeal proposal and have determined to recommend it for approval by the holders of stock entitled to vote thereon, then the vote required shall be the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon.

                                   ARTICLE X

     The business and affairs of the Corporation shall be managed by the Board of Directors.

                                   ARTICLE XI

     The Corporation is to have perpetual existence.

                                  ARTICLE XII

     Subject to the other terms of this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred on stockholders herein are granted subject to this reservation.

      FIFTH: The amendments and the restatement herein certified have been duly adopted by at least a majority of the directors who have been elected and qualified in the manner and by the vote prescribed by
             Section 241 and Section 245 of the General Corporation Law of the State of Delaware.

Signed on June 22, 1997



                                           /s/ Robert E. Fowler III
                                           ----------------------------
                                           /s/ Scott A. Lanphere
                                           ----------------------------
                                           /s/ Jerzy Z. Swirski
                                           ----------------------------

                                           at least a majority of the
                                           directors, there being no officers
                                           of the Corporation















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